Banc of California Reports Second Quarter 2021 Financial Results

SANTA ANA, Calif., (July 22, 2021) — Banc of California, Inc. (NYSE: BANC) today reported net income of $19.1 million and net income available to common stockholders for the second quarter of 2021 of $17.3 million, or diluted earnings per common share of $0.34.
Highlights for the second quarter included:
•Return on average assets of 0.98%
•Total loan production of $904.1 million, including loan fundings of $847.0 million
•Period-end total cost of deposits of 0.20% and average cost of total deposits of 0.23%, a 5 basis point decrease from the prior quarter
•Net interest margin expanded to 3.27%, an 8 basis point increase from the prior quarter
•Noninterest-bearing deposit balances represented 29% of total deposits at June 30, 2021, up from 23% a year earlier
•Allowance for credit losses at 1.33% of total loans and 155% of non-performing loans
•Total deferrals/forbearances declined to $86.6 million at June 30, 2021 from $108.7 million at March 31, 2021
•Common Equity Tier 1 capital at 11.14%

Jared Wolff, President & CEO of Banc of California, commented, “Our strong second quarter results reflect the acceleration of our organic growth and our success in attracting new commercial client relationships. During the second quarter, our total loans increased at an annualized rate of 15%. The significant loan growth combined with an expanding net interest margin and disciplined expense control helped to produce a solid quarter of earnings.”

Mr. Wolff continued, “Our loan pipeline remains strong. We believe that we are well positioned to deliver continued organic balance sheet growth and even greater profitability in the second half of the year, barring any setbacks to the economic recovery. We will also benefit from the significant earnings accretion that we expect from the Pacific Mercantile Bancorp acquisition, which we anticipate to close during the third quarter. We now have visibility on cost savings of at least 40%, with substantially all of the savings expected to be realized by the end of this year.”

Lynn Hopkins, Chief Financial Officer of Banc of California, said, “The continued decline in our deposit costs combined with the redeployment of our excess liquidity into higher yielding earning assets drove an eight basis point increase in our net interest margin to 3.27%. We continued to drive a positive shift in the composition of our funding base with eight consecutive quarters of demand deposit growth, which now account for 65% of our total deposits. We also saw improved asset quality with declines in total delinquencies, deferrals and non-performing loans. As a result of the positive trends in asset quality and improving economic forecasts, we had a reserve release this quarter while still maintaining a high coverage ratio of allowance to total loans of 1.33%. Our capital optimization actions resulted in a $1.4 million increase to net income available to common stockholders in the second quarter following the redemption of our Series D Preferred Stock, and we continue to view the redemption of our Series E Preferred Stock as a late 2021 or early 2022 event, subject to regulatory approval, which we expect to provide additional earnings accretion.”

Income Statement Highlights

	Three Months Ended					Six Months Ended
	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	June 30, 2021	June 30, 2020
	($ in thousands)
Total interest and dividend income	$69,677	$68,618	$73,530	$69,666	$72,697	$138,295	$147,411
Total interest expense	9,830	10,702	11,967	13,811	17,382	20,532	40,235
Net interest income	59,847	57,916	61,563	55,855	55,315	117,763	107,176
Total noninterest income	4,170	4,381	6,975	3,954	5,528	8,551	7,589
Total revenue	64,017	62,297	68,538	59,809	60,843	126,314	114,765
Total noninterest expense	40,559	46,735	38,950	40,394	72,770	87,294	119,689
Pre-tax / pre-provision income (loss)	23,458	15,562	29,588	19,415	(11,927)	39,020	(4,924)
(Reversal of) provision for credit losses	(2,154)	(1,107)	991	1,141	11,826	(3,261)	27,587
Income tax expense (benefit)	6,562	2,294	6,894	2,361	(5,304)	8,856	(7,469)
Net income (loss)	$19,050	$14,375	$21,703	$15,913	$(18,449)	$33,425	$(25,042)

Net income (loss) available to common stockholders(1)	$17,323	$7,825	$17,706	$12,084	$(21,936)	$25,088	$(31,630)
(1)Balance represents the net income (loss) available to common stockholders after subtracting preferred stock dividends, income allocated to participating securities, participating securities dividends, and impact of preferred stock redemption from net income (loss). Refer to the Statements of Operations for additional detail on these amounts.
Net interest income
Q2-2021 vs Q1-2021
Net interest income increased $1.9 million to $59.8 million for the second quarter due to the higher yield on earning-assets, the lower cost and volume of interest-bearing liabilities, and the impact of one additional day in the current quarter.
The net interest margin increased 8 basis points to 3.27% for the second quarter from 3.19% for the first quarter as the average earning-assets yield increased 3 basis points and the average cost of total funding decreased 6 basis points. The yield on average interest-earning assets increased to 3.81% for the second quarter from 3.78% for the first quarter due mostly to an improved earning-asset mix as excess liquidity was redeployed. Average securities increased $72.1 million while average other interest-earning assets decreased $77.5 million and loans decreased by $12.6 million. The average yield on loans remained unchanged at 4.30% during the second quarter and included the impact of prepayment penalty fees, net reversal of nonaccrual loan interest, and accelerated fees from PPP loan forgiveness; these items increased the second quarter loan yield by 18 basis points and the first quarter loan yield by 13 basis points. The average yield on securities increased 1 basis point to 2.14% between quarters, including a 4 basis points decrease in the average yield on collateralized loan obligations (CLOs) to 1.87% for the second quarter due mostly to an increase in fair value of such investments.
The average cost of funds decreased 6 basis points to 0.57% for the second quarter from 0.63% for the first quarter. This decrease was driven by the lower average cost of interest-bearing liabilities and improved funding mix, including higher average noninterest-bearing deposits. During the second quarter, average deposits increased $52.8 million, consisting of higher average noninterest-bearing deposits of $114.2 million and lower average interest-bearing deposits of $61.4 million. Average noninterest-bearing deposits represented 28% of total average deposits for the second quarter compared to 27% of total average deposits for the first quarter. Average Federal Home Loan Bank (FHLB) advances decreased $28.5 million due to lower average term advances during the second quarter from maturities of term advances in the first and second quarters of 2021. Average long-term debt and other interest-bearing liabilities increased $13.9 million as a result of an increase in unsecured overnight borrowings from various financial institutions through the American Financial Exchange platform. The average cost of interest-bearing liabilities decreased 6 basis points to 0.77% for the second quarter from 0.83% for the first quarter due to continuing to actively managing down the cost of interest-bearing deposits. The average cost of interest-bearing deposits declined 6 basis points to 0.32% for the second quarter from 0.38% for the first quarter. The average cost of total deposits decreased 5 basis points to 0.23% for the second quarter. The spot rate of total deposits at the end of the second quarter was 0.20%.

YTD 2021 vs YTD 2020
Net interest income for the six months ended June 30, 2021 increased $10.6 million to $117.8 million from $107.2 million for the same 2020 period. Net interest income was positively impacted by higher average interest-earning assets, lower average interest-earning liabilities and improved funding costs, offset by lower yields on average interest-earning assets. For the six months ended June 30, 2021, average interest-earning assets increased $233.8 million to $7.35 billion, and the net interest margin increased 20 basis points to 3.23% for the six months ended June 30, 2021 compared to 3.03% for the same 2020 period.
The net interest margin expanded due to a 62 basis point decrease in the average cost of funds outpacing a 37 basis point decline in the average interest-earning assets yield. The average yield on interest-earning assets decreased to 3.80% for the six months ended June 30, 2021, from 4.17% for same 2020 period due mostly to the impact of lower market interest rates on loan and securities yields over this time period. The average fed funds rate for the six months ended June 30, 2021 was 0.08% compared to 0.66% for the same 2020 period. The average yield on loans was 4.30% for the six months ended June 30, 2021, compared to 4.52% for the same 2020 period and the average yield on securities decreased 98 basis points to 2.14% due mostly to CLOs repricing into the lower rate environment.
The average cost of funds decreased to 0.60% for the six months ended June 30, 2021, from 1.22% for the same 2020 period. This decrease was driven by the lower average cost of interest-bearing liabilities and the improved funding mix, including higher average noninterest-bearing deposits. The average cost of interest-bearing liabilities decreased 70 basis points to 0.80% for the six months ended June 30, 2021 from 1.50% for the same 2020 period due to the combination of actively managing deposit pricing down into the lower interest rate environment and the lower average cost of FHLB term advances resulting from maturities, early termination and refinancing of certain term advances during 2020. Compared to the same 2020 period, the average cost of interest-bearing deposits declined 81 basis points to 0.35% and the average cost of total deposits decreased 65 basis points to 0.25%. Additionally, average noninterest-bearing deposits increased by $469.4 million or 37.8% for the six months ended June 30, 2021 when compared to the same 2020 period.
Provision for credit losses
Q2-2021 vs Q1-2021
The provision for credit losses was a reversal of $2.2 million for the second quarter, compared to a reversal of $1.1 million for the first quarter. The second quarter reversal of credit losses was due primarily to improvements in key macro-economic forecast variables, such as unemployment and gross domestic product, and consideration of credit quality metrics, offset by higher period end loan balances of $221.1 million.
YTD 2021 vs YTD 2020
During the six months ended June 30, 2021, the provision for credit losses was a reversal of $3.3 million, compared to a provision of $27.6 million during the same 2020 period. The lower provision for credit losses was due primarily to improvements in key macro-economic forecast variables, such as unemployment and gross domestic product, and consideration of credit quality metrics, offset by higher period end loan balances of $357.8 million.
Noninterest income
Q2-2021 vs Q1-2021
Noninterest income decreased $211 thousand, to $4.2 million for the second quarter due mostly to certain legal settlements for the benefit of the Company occurring in the first quarter and recorded in other income. Customer service fees increased by $232 thousand due to higher loan fees of $91 thousand due to extension fees and higher deposit activity fees of $140 thousand attributed to higher average deposit balances and our initiative to bring our service fee schedules more in line with market.
YTD 2021 vs YTD 2020
Noninterest income for the six months ended June 30, 2021 increased $1.0 million to $8.6 million compared to the same 2020 period. The increase in noninterest income was mainly due to higher customer service fees and lower fair value adjustment for loans held for sale, offset by lower net gain on sale of securities. The $1.4 million increase in customer services fees was due to higher loan fees of $363 thousand and higher deposit and interchange fees of $1.1 million. The increase in deposit activity fees is attributed to higher average deposit balances, and our initiative to bring our service fee schedules more in line with market. Fair value adjustment for loans held for sale improved $1.6 million as the comparable period included valuation losses on loans held for sale due to the impact of the decreases in market interest rates; there were no similar losses in 2021. The were no gains from sale of securities for the six months ended June 30, 2021, compared to $2.0 million in net gains in the same 2020 period from the sale of $20.7 million in securities, primarily consisting of corporate securities.
Noninterest expense
Q2-2021 vs Q1-2021
Noninterest expense decreased $6.2 million to $40.6 million for the second quarter compared to the prior quarter. The decrease was primarily due to lower professional fees of $2.3 million and higher net gain in alternative energy partnership investments of $4.5 million, offset by higher all other expense of $1.2 million. Professional fees included net recoveries of indemnified legal expenses of $1.3 million in the second quarter compared to net indemnified legal expenses of $721 thousand during the first quarter. The increase in all other expense was due to a $1.2 million increase in net losses on equity investments due to net losses of $727 thousand in the second quarter compared to net gains of $428 thousand in the prior quarter. Our equity investments without readily determinable fair values include investments in privately held companies and limited partnerships and our income or loss from these investments fluctuates based on their underlying performance. Total operating costs, defined as noninterest expense adjusted for certain non-core items (refer to section Non-GAAP Measures), increased $288 thousand to $42.0 million for the second quarter compared to $41.7 million for the prior quarter primarily due to the aforementioned net losses on equity investments offset by lower salaries and benefits and professional fees.
YTD 2021 vs YTD 2020
Noninterest expense for the six months ended June 30, 2021 decreased $32.4 million to $87.3 million compared to the prior year. The decrease was primarily due to: (i) the same 2020 period including a $26.8 million one-time charge related to the termination of our LAFC naming rights agreements and a $2.5 million debt extinguishment fee associated with the early repayment of certain FHLB term advances, (ii) lower professional fees of $4.8 million, due to overall reductions in indemnified legal fees for resolved legal proceedings and various other litigations, (iii) lower advertising fees of $2.7 million due to the termination of our LAFC agreements in May 2020 and (iv) lower all other expense of $4.2 million resulting from overall expense reduction efforts, the comparable 2020 period including the aforementioned $2.5 million debt extinguishment fee and a $1.2 million charge to settle and conclude two legacy legal matters, and a $304 thousand increase in loss on equity investments between periods. These decreases were partially offset by higher (i) salaries and employee benefits of $3.1 million due to higher commissions and incentive-based compensation, (ii) merger-related costs of $1.4 million associated with our proposed merger with PMB, and (iii) net losses in alternative energy partnership investments of $1.1 million.
Income taxes
Q2-2021 vs Q1-2021
Income tax expense totaled $6.6 million for the second quarter resulting in an effective tax rate of 25.6% compared to $2.3 million for the first quarter and an effective tax rate of 13.8%. The higher effective tax rate between quarters was due to the first quarter including a net tax benefit of $2.1 million resulting from the exercise of all previously issued outstanding stock appreciation rights. The effective tax rate is expected to be in the 25% to 27% range for the remaining quarters in 2021.
YTD 2021 vs YTD 2020
Income tax expense totaled $8.9 million for the six months ended June 30, 2021, representing an effective tax rate of 20.9%, compared to an income tax benefit of $7.5 million and an effective tax rate of 23.0% for the same 2020 period. The effective tax rate for the six months ended June 30, 2021 differs from the 21% federal statutory rate due primarily to the aforementioned tax benefit resulting from the exercise of all previously issued outstanding stock appreciation rights.

Balance Sheet
At June 30, 2021, total assets were $8.03 billion, which represented a linked-quarter increase of $94.0 million. The following table shows selected balance sheet line items as of the dates indicated.

						Amount Change
	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	Q2-21 vs. Q1-21	Q2-21 vs. Q2-20

	($ in thousands)
Securities available-for-sale	$1,353,154	$1,270,830	$1,231,431	$1,245,867	$1,176,029	$82,324	$177,125
Loans held-for-investment	$5,985,477	$5,764,401	$5,898,405	$5,678,002	$5,627,696	$221,076	$357,781
Loans held-for-sale	$2,853	$1,408	$1,413	$1,849	$19,768	$1,445	$(16,915)
Total assets	$8,027,413	$7,933,459	$7,877,334	$7,738,106	$7,770,138	$93,954	$257,275

Noninterest-bearing deposits	$1,808,918	$1,700,343	$1,559,248	$1,450,744	$1,391,504	$108,575	$417,414
Total deposits	$6,206,544	$6,142,042	$6,085,800	$6,032,266	$6,037,465	$64,502	$169,079
Borrowings (1)	$871,973	$891,546	$796,110	$733,105	$790,707	$(19,573)	$81,266
Total liabilities	$7,198,051	$7,128,766	$6,980,127	$6,863,852	$6,923,179	$69,285	$274,872
Total equity	$829,362	$804,693	$897,207	$874,254	$846,959	$24,669	$(17,597)
(1)Represents Advances from Federal Home Loan Bank, Notes Payable, Net and Other Borrowings

Investments
Securities available-for-sale increased $82.3 million during the second quarter to $1.35 billion at June 30, 2021 primarily due to purchases of $174.0 million, offset by calls and maturities of $100.2 million and principal payments of $4.6 million, and higher unrealized net gains of $13.5 million. The increase in unrealized net gains was due mostly to increases in the value of mortgage-backed securities as a result of decreases in longer term interest rates during the second quarter, coupled with improved pricing of CLOs and corporate debt securities due to lower credit spreads. As of June 30, 2021, our securities portfolio included $584.3 million of CLOs, $462.9 million of agency securities, $121.0 million of municipal securities, $168.6 million of corporate debt securities, and $16.2 million of SBA pool securities. The CLO portfolio, which is comprised only of AA and AAA rated securities, represented 43.2% of the total securities portfolio and the carrying value included an unrealized net loss of $3.0 million at June 30, 2021 compared to an unrealized net loss of $3.6 million at March 31, 2021.

Loans
The following table sets forth the composition, by loan category, of our loan portfolio as of the dates indicated:

	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020
	($ in thousands)
Composition of held-for-investment loans
Commercial real estate	$871,790	$839,965	$807,195	$826,683	$822,694
Multifamily	1,325,770	1,258,278	1,289,820	1,476,803	1,434,071
Construction	150,557	169,122	176,016	197,629	212,979
Commercial and industrial	725,596	760,150	748,299	710,667	764,839
Commercial and industrial - warehouse lending	1,345,314	1,118,175	1,340,009	876,157	672,151
SBA	253,924	338,903	273,444	320,573	310,784
Total commercial loans	4,672,951	4,484,593	4,634,783	4,408,512	4,217,518
Single-family residential mortgage	1,288,176	1,253,251	1,230,236	1,234,479	1,370,785
Other consumer	24,350	26,557	33,386	35,011	39,393
Total consumer loans	1,312,526	1,279,808	1,263,622	1,269,490	1,410,178
Total gross loans	$5,985,477	$5,764,401	$5,898,405	$5,678,002	$5,627,696
Composition percentage of held-for-investment loans
Commercial real estate	14.6%	14.6%	13.7%	14.6%	14.6%
Multifamily	22.2%	21.8%	21.9%	26.0%	25.5%
Construction	2.5%	2.9%	3.0%	3.5%	3.8%
Commercial and industrial	12.1%	13.2%	12.7%	12.5%	13.6%
Commercial and industrial - warehouse lending	22.5%	19.4%	22.6%	15.5%	11.9%
SBA	4.2%	5.9%	4.6%	5.6%	5.5%
Total commercial loans	78.1%	77.8%	78.5%	77.7%	74.9%
Single-family residential mortgage	21.5%	21.7%	20.9%	21.7%	24.4%
Other consumer	0.4%	0.5%	0.6%	0.6%	0.7%
Total consumer loans	21.9%	22.2%	21.5%	22.3%	25.1%
Total gross loans	100.0%	100.0%	100.0%	100.0%	100.0%
Held-for-investment loans increased $221.1 million to $5.99 billion from the prior quarter, resulting from higher commercial and industrial (C&I) loans related to our warehouse credit facilities of $227.1 million and increases in multifamily loans of $67.5 million and commercial real estate loans of $31.8 million. The increases were partially offset by decreases in construction loans of $18.6 million due to prepayment activity and SBA loans of $85.0 million due mostly to the forgiveness of $94.9 million in PPP loans during the quarter, offset by $11.8 million of PPP loans originated and outstanding at June 30, 2021. At June 30, 2021, SBA loans included $193.9 million of PPP loans, net of fees, of which $65.5 million related to PPP loans originated in 2020.

The C&I industry concentrations in dollars and as a percentage of total outstanding C&I loan balances are summarized below:

	June 30, 2021
	Amount	% of Portfolio
	($ in thousands)
C&I Portfolio by Industry
Finance and Insurance - Warehouse Lending	$1,345,314	65%
Real Estate & Rental Leasing	192,323	9%
Finance and Insurance - Other	84,528	4%
Gas Stations	73,169	4%
Healthcare	71,941	3%
Wholesale Trade	40,757	2%
Manufacturing	34,086	2%
Television / Motion Pictures	30,002	1%
Food Services	29,371	1%
Other Retail Trade	28,999	1%
Professional Services	19,448	1%
Transportation	4,739	—%
Accommodations	2,200	—%
All Other	114,033	6%
Total	$2,070,910	100%

Deposits
The following table sets forth the composition of our deposits at the dates indicated.

	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020
	($ in thousands)
Composition of deposits
Noninterest-bearing checking	$1,808,918	$1,700,343	$1,559,248	$1,450,744	$1,391,504
Interest-bearing checking	2,217,306	2,088,528	2,107,942	2,045,115	1,846,698
Savings	901,334	909,631	932,363	946,293	939,018
Money market	692,390	775,072	714,297	689,769	765,854
Non-brokered certificates of deposit	586,596	668,468	755,727	820,531	924,630
Brokered certificates of deposit	—	—	16,223	79,814	169,761
Total deposits	$6,206,544	$6,142,042	$6,085,800	$6,032,266	$6,037,465
Composition percentage of deposits
Noninterest-bearing checking	29.1%	27.7%	25.6%	24.1%	23.0%
Interest-bearing checking	35.7%	34.0%	34.6%	33.9%	30.6%
Savings	14.5%	14.8%	15.3%	15.7%	15.6%
Money market	11.2%	12.6%	11.7%	11.4%	12.7%
Non-brokered certificates of deposit	9.5%	10.9%	12.4%	13.6%	15.3%
Brokered certificates of deposit	—%	—%	0.4%	1.3%	2.8%
Total deposits	100.0%	100.0%	100.0%	100.0%	100.0%
Total deposits increased $64.5 million during the second quarter of 2021 to $6.21 billion due to higher noninterest-bearing checking balances of $108.6 million and interest-bearing checking of $128.8 million, offset by lower money market balances of $82.7 million, savings balances of $8.3 million, and non-brokered certificates of deposit of $81.9 million. We continue to focus on growing relationship-based deposits, strategically augmented by wholesale funding, as we actively managed down deposit costs in response to the current interest rate environment. Noninterest-bearing deposits totaled $1.81 billion and represented 29.1% of total deposits at June 30, 2021 compared to $1.70 billion, or 27.7% of total deposits, at March 31, 2021.

Debt
Advances from the FHLB decreased $144.7 million to $490.4 million, as of June 30, 2021, due to lower overnight advances, and maturities of $5.0 million in term advances during the second quarter. At June 30, 2021, FHLB advances included $85.0 million in overnight borrowings and $411.0 million in term advances with a weighted average life of 4.5 years and weighted average interest rate of 2.53%. Other borrowings totaled $125.0 million at June 30, 2021 and related to unsecured overnight borrowing from various financial institutions through the American Financial Exchange platform.
Equity
At June 30, 2021, total stockholders’ equity increased by $24.7 million to $829.4 million and tangible common equity increased by $25.0 million to $695.2 million on a linked-quarter basis. The increase in total stockholders’ equity for the second quarter included net income of $19.1 million, share-based award compensation of $1.3 million, and higher net accumulated other comprehensive income of $9.6 million, offset by dividends to common and preferred stockholders of $4.7 million and the impact of vested and exercised share-based awards of $0.5 million. Tangible book value per share increased to $13.69 as of June 30, 2021 from $13.24 at March 31, 2021.
Capital ratios remain strong with total risk-based capital at 15.33% and a tier 1 leverage ratio of 9.89%. The following table sets forth our regulatory capital ratios at June 30, 2021 and the previous four quarters. The interim capital relief related to the adoption of the current expected credit losses (CECL) accounting standard increased the Bank's leverage ratio by approximately 8 basis points at June 30, 2021.

	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020
Capital Ratios(1)
Banc of California, Inc.
Total risk-based capital ratio	15.33%	15.87%	17.01%	16.19%	16.35%
Tier 1 risk-based capital ratio	12.71%	13.17%	14.35%	14.94%	15.10%
Common equity tier 1 capital ratio	11.14%	11.50%	11.19%	11.59%	11.68%
Tier 1 leverage ratio	9.89%	9.62%	10.90%	10.79%	10.56%
Banc of California, NA
Total risk-based capital ratio	17.25%	17.82%	17.27%	18.14%	18.17%
Tier 1 risk-based capital ratio	16.09%	16.57%	16.02%	16.89%	16.92%
Common equity tier 1 capital ratio	16.09%	16.57%	16.02%	16.89%	16.92%
Tier 1 leverage ratio	12.52%	12.13%	12.19%	12.21%	11.84%
(1)June 30, 2021 capital ratios are preliminary.

Credit Quality

	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020
Asset quality information and ratios	($ in thousands)
Delinquent loans held-for-investment
30 to 89 days delinquent	$16,983	$31,005	$13,981	$51,229	$49,810
90+ days delinquent	17,998	30,292	17,636	31,809	45,384
Total delinquent loans	$34,981	$61,297	$31,617	$83,038	$95,194
Total delinquent loans to total loans	0.58%	1.06%	0.54%	1.46%	1.69%
Non-performing assets, excluding loans held-for-sale
Non-accrual loans	$51,299	$55,920	$35,900	$66,337	$72,703
90+ days delinquent and still accruing loans	—	—	728	547	—
Non-performing loans	51,299	55,920	36,628	66,884	72,703
Other real estate owned	3,253	—	—	—	—
Non-performing assets	$54,552	$55,920	$36,628	$66,884	$72,703
ALL to non-performing loans	147.93%	141.90%	221.22%	135.95%	124.30%
Non-performing loans to total loans held-for-investment	0.86%	0.97%	0.62%	1.18%	1.29%
Non-performing assets to total assets	0.68%	0.70%	0.46%	0.86%	0.94%
Troubled debt restructurings (TDRs)
Performing TDRs	$6,029	$6,347	$4,733	$5,408	$5,597
Non-performing TDRs	3,120	4,130	4,264	20,002	20,275
Total TDRs	$9,149	$10,477	$8,997	$25,410	$25,872
Total delinquent loans decreased $26.3 million in the second quarter to $35.0 million at June 30, 2021, due to $45.5 million returning to current status offset by $19.8 million of additions including $4.3 million in guaranteed SBA loans that were repurchased and are pending resolution. Delinquent loans included single-family residential (SFR) loans of $21.7 million, or 62% of the total delinquent balance at quarter end, and represented $26.1 million of the quarter over quarter decrease. Excluding delinquent SFR loans, the remaining delinquent loans totaled $13.3 million, or 0.28% of total loans at June 30, 2021.

Non-performing loans decreased $4.6 million to $51.3 million as of June 30, 2021, of which $32.0 million, or 62%, relates to loans in a current payment status. The second quarter decrease was due to $16.1 million in cured loans and payoffs offset by $11.5 million of loans placed on non-accrual status, including $6.6 million in guaranteed SBA loans that were repurchased and are pending resolution. At June 30, 2021, non-performing loans included (i) a legacy relationship totaling $7.2 million that is well-secured by a combination of commercial real estate and SFR properties with an average loan-to-value ratio of 50%, (ii) SFR loans totaling $21.2 million, (iii) repurchased guaranteed SBA loans of $6.6 million, and (iv) other commercial loans of $16.3 million.
At June 30, 2021, non-performing assets includes other real estate, consisting of one SFR property, totaling $3.3 million.
In light of the pandemic, we provided support to clients by granting loan deferments or forbearances. The loans on deferment or forbearance status as of the dates indicated are shown below:

	June 30, 2021			March 31, 2021
	Count	Amount(1)	% of Loans in Category	Count	Amount	% of Loans in Category
	($ in thousands)
Single-family residential mortgage	46	$52,384	4%	47	$48,831	4%
All other loans	10	34,174	1%	15	59,858	1%
Total	56	$86,558	1%	62	$108,689	2%
(1)Includes loans in the process of deferment or forbearance which are not reported as delinquent.

Allowance for Credit Losses

	Three Months Ended
	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020
	($ in thousands)
Allowance for loan losses (ALL)
Balance at beginning of period	$79,353	$81,030	$90,927	$90,370	$78,243
Loans charged off	(886)	(565)	(11,520)	(1,821)	—
Recoveries	26	172	609	248	608
Net (charge-offs) recoveries	(860)	(393)	(10,911)	(1,573)	608
(Reversal of) provision for loan losses	(2,608)	(1,284)	1,014	2,130	11,519
Balance at end of period	$75,885	$79,353	$81,030	$90,927	$90,370
Reserve for unfunded loan commitments
Balance at beginning of period	$3,360	$3,183	$3,206	$4,195	$3,888
Provision for (reversal of) credit losses	454	177	(23)	(989)	307
Balance at end of period	3,814	3,360	3,183	3,206	4,195
Allowance for credit losses (ACL)	$79,699	$82,713	$84,213	$94,133	$94,565

ALL to total loans	1.27%	1.38%	1.37%	1.60%	1.61%
ACL to total loans	1.33%	1.43%	1.43%	1.66%	1.68%
ACL to total loans, excluding PPP loans	1.38%	1.51%	1.48%	1.74%	1.76%
ACL to NPLs	155.36%	147.91%	229.91%	140.74%	130.07%
Annualized net loan charge-offs (recoveries) to average total loans held-for-investment	0.06%	0.03%	0.77%	0.12%	(0.04)%

Reserve for loss on repurchased loans
Balance at beginning of period	$5,383	$5,515	$5,487	$5,567	$5,601
Initial provision for loan repurchases	—	—	—	11	—
(Reversal of) provision for loan repurchases	(99)	(132)	28	(91)	(34)
Utilization of reserve for loan repurchases	(189)	—	—	—	—
Balance at end of period	$5,095	$5,383	$5,515	$5,487	$5,567

The allowance for expected credit losses (ACL), which includes the reserve for unfunded loan commitments, totaled $79.7 million, or 1.33% of total loans, at June 30, 2021, compared to $82.7 million, or 1.43% of total loans, at March 31, 2021. The $3.0 million decrease in the ACL was due to: (i) lower general reserves of $3.3 million from portfolio mix, including higher portfolio balances, offset by improved economic assumptions and asset quality trends, (ii) net charge-offs of $860 thousand, and (iii) higher specific reserves of $1.2 million. The ACL coverage of non-performing loans was 155% at June 30, 2021 compared to 148% at March 31, 2021.

Our ACL methodology uses a nationally recognized, third-party model that includes many assumptions based on historical and peer loss data, current loan portfolio risk profile including risk ratings, and economic forecasts including macroeconomic variables (MEVs) released by our model provider during June 2021. In contrast to the March 2021 forecasts, the assumptions in the June 2021 forecasts generally reflect a more favorable view of the economy (i.e. higher GDP growth rates and lower unemployment rates). While the June 2021 forecasts reflect an improving economy with the rollout of the vaccine and other factors, there continues to be uncertainty regarding the impact of inflation (lasting or transitory), COVID-19 variants and the ultimate pace of the recovery. Accordingly, our economic assumptions and the resulting ACL level and provision reversal consider both the positive assumptions and potential uncertainties. The ACL also incorporated qualitative factors to account for certain loan portfolio characteristics that are not taken into consideration by the third-party model including underlying strengths and weaknesses in various segments of the loan portfolio. As is the case with all estimates, the ACL is expected to be impacted in future periods by economic volatility, changing economic forecasts, underlying model assumptions, and asset quality metrics, all of which may be better than or worse than current estimates.

The Company will host a conference call to discuss its second quarter 2021 financial results at 10:00 a.m. Pacific Time (PT) on Thursday, July 22, 2021. Interested parties are welcome to attend the conference call by dialing (888) 317-6003, and referencing event code 7494802. A live audio webcast will also be available and the webcast link will be posted on the Company’s Investor Relations website at www.bancofcal.com/investor. The slide presentation for the call will also be available on the Company's Investor Relations website prior to the call. A replay of the call will be made available approximately one hour after the call has ended on the Company’s Investor Relations website at www.bancofcal.com/investor or by dialing (877) 344-7529 and referencing event code 10157715.

About Banc of California, Inc.
Banc of California, Inc. (NYSE: BANC) is a bank holding company with approximately $8.0 billion in assets and one wholly-owned banking subsidiary, Banc of California, N.A. (the Bank). The Bank has 36 offices including 30 full-service branches located throughout Southern California. Through our dedicated professionals, we provide customized and innovative banking and lending solutions to businesses, entrepreneurs and individuals throughout California. We help to improve the communities where we live and work, by supporting organizations that provide financial literacy and job training, small business support and affordable housing. With a commitment to service and to building enduring relationships, we provide a higher standard of banking. We look forward to helping you achieve your goals. For more information, please visit us at www.bancofcal.com.

Forward-Looking Statements
This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are necessarily subject to risk and uncertainty and actual results could differ materially from those anticipated due to various factors, including those set forth from time to time in the documents filed or furnished by Banc of California, Inc. with the Securities and Exchange Commission (SEC). In addition to those, statements about the potential effects of the COVID-19 pandemic on the business, financial results and condition of Banc of California, Inc. and its subsidiaries may constitute forward-looking statements and are subject to the risk that the actual effects may differ, possibly materially, from what is reflected in those forward-looking statements due to factors and future developments that are uncertain, unpredictable and in many cases beyond the control of Banc of California, Inc., including the scope and duration of the pandemic, actions taken by governmental authorities in response to the pandemic, and the direct and indirect impact of the pandemic on Banc of California Inc. and its subsidiaries, their customers and third parties. Further, statements about the potential effects of the proposed acquisition of Pacific Mercantile Bancorp on the business, financial results and condition of Banc of California, Inc. and its subsidiaries may constitute forward-looking statements and are subject to the risk that the actual effects may differ, possibly materially, from what is reflected in those forward-looking statements due to factors and future developments that are uncertain, unpredictable and in many cases beyond the control of Banc of California, Inc., including (i) the possibility that the merger does not close when expected or at all because required regulatory approvals, financial tests or other conditions to closing are not received or satisfied on a timely basis or at all; (ii) changes in Banc of California Inc.’s or Pacific Mercantile Bancorp’s stock price before closing, including as a result of its financial performance prior to closing, or more generally due to broader stock market movements, and the performance of financial companies and peer group companies; (iii) the risk that the benefits from the transaction may not be fully realized or may take longer to realize than expected, including as a result of changes in general economic and market conditions, interest and exchange rates, monetary policy, laws and regulations and their enforcement, and the degree of competition in the geographic and business areas in which Banc of California Inc. and Pacific Mercantile Bancorp operate; (iv) the ability to promptly and effectively integrate the businesses of Banc of California Inc. and Pacific Mercantile Bancorp; (v) the reaction to the transaction of the companies’ customers, employees and counterparties; (vi) diversion of management time on merger-related issues; (vii) lower than expected revenues, credit quality deterioration or a reduction in real estate values or a reduction in net earnings; and (viii) other risks that are described in Banc of California Inc.’s and Pacific Mercantile Bancorp’s public filings with the SEC. You should not place undue reliance on forward-looking statements and Banc of California, Inc. undertakes no obligation to update any such statements to reflect circumstances or events that occur after the date on which the forward-looking statement is made.

Source: Banc of California, Inc.
Investor Relations Inquiries:
Banc of California, Inc.
(855) 361-2262
Jared Wolff, (949) 385-8700
Lynn Hopkins, (949) 265-6599

Banc of California, Inc.
Consolidated Statements of Financial Condition (Unaudited)
(Dollars in thousands)

	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020
ASSETS
Cash and cash equivalents	$163,332	$379,509	$220,819	$292,490	$420,640
Securities available-for-sale	1,353,154	1,270,830	1,231,431	1,245,867	1,176,029
Loans held-for-sale	2,853	1,408	1,413	1,849	19,768
Loans held-for-investment	5,985,477	5,764,401	5,898,405	5,678,002	5,627,696
Allowance for loan losses	(75,885)	(79,353)	(81,030)	(90,927)	(90,370)
Federal Home Loan Bank and other bank stock	44,569	44,964	44,506	44,809	46,585
Servicing rights, net	1,162	1,407	1,454	1,621	1,753
Other real estate owned, net	3,253	—	—	—	—
Premises and equipment, net	118,649	120,071	121,520	123,812	125,247
Alternative energy partnership investments, net	24,068	23,809	27,977	27,786	26,967
Goodwill	37,144	37,144	37,144	37,144	37,144
Other intangible assets, net	2,069	2,351	2,633	2,939	3,292
Deferred income tax, net	41,628	47,877	45,957	43,744	48,288
Income tax receivable	4,084	210	1,105	10,701	13,094
Bank owned life insurance investment	113,168	112,479	111,807	111,115	110,487
Right of use assets	20,364	22,069	19,633	18,909	19,408
Other assets	188,324	184,283	192,560	188,245	184,110
Total assets	$8,027,413	$7,933,459	$7,877,334	$7,738,106	$7,770,138

LIABILITIES AND STOCKHOLDERS’ EQUITY
Noninterest-bearing deposits	$1,808,918	$1,700,343	$1,559,248	$1,450,744	$1,391,504
Interest-bearing deposits	4,397,626	4,441,699	4,526,552	4,581,522	4,645,961
Total deposits	6,206,544	6,142,042	6,085,800	6,032,266	6,037,465
Advances from Federal Home Loan Bank	490,419	635,105	539,795	559,482	617,170
Other borrowings	125,000	—	—	—	—
Long-term debt, net	256,554	256,441	256,315	173,623	173,537
Reserve for loss on repurchased loans	5,095	5,383	5,515	5,487	5,567
Lease liabilities	21,588	23,173	20,647	19,938	20,531
Due on unsettled securities purchases	28,629	—	—	—	—
Accrued expenses and other liabilities	64,222	66,622	72,055	73,056	68,909
Total liabilities	7,198,051	7,128,766	6,980,127	6,863,852	6,923,179
Commitments and contingent liabilities
Preferred stock	94,956	94,956	184,878	184,878	185,037
Common stock	527	526	522	522	522
Common stock, class B non-voting non-convertible	5	5	5	5	5
Additional paid-in capital	630,654	629,844	634,704	633,409	632,117
Retained earnings	129,307	115,004	110,179	95,001	85,670
Treasury stock	(40,827)	(40,827)	(40,827)	(40,827)	(40,827)
Accumulated other comprehensive income (loss), net	14,740	5,185	7,746	1,266	(15,565)
Total stockholders’ equity	829,362	804,693	897,207	874,254	846,959
Total liabilities and stockholders’ equity	$8,027,413	$7,933,459	$7,877,334	$7,738,106	$7,770,138

Banc of California, Inc.
Consolidated Statements of Operations (Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended					Six Months Ended
	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	June 30, 2021	June 30, 2020
Interest and dividend income
Loans, including fees	$61,900	$61,345	$66,105	$62,019	$63,642	$123,245	$129,176
Securities	6,986	6,501	6,636	6,766	7,816	13,487	15,636
Other interest-earning assets	791	772	789	881	1,239	1,563	2,599
Total interest and dividend income	69,677	68,618	73,530	69,666	72,697	138,295	147,411
Interest expense
Deposits	3,543	4,286	5,436	7,564	10,205	7,829	24,816
Federal Home Loan Bank advances	2,944	3,112	3,479	3,860	4,818	6,056	10,701
Notes payable and other interest-bearing liabilities	3,343	3,304	3,052	2,387	2,359	6,647	4,718
Total interest expense	9,830	10,702	11,967	13,811	17,382	20,532	40,235
Net interest income	59,847	57,916	61,563	55,855	55,315	117,763	107,176
(Reversal of) provision for credit losses	(2,154)	(1,107)	991	1,141	11,826	(3,261)	27,587
Net interest income after (reversal of) provision for credit losses	62,001	59,023	60,572	54,714	43,489	121,024	79,589
Noninterest income
Customer service fees	1,990	1,758	1,953	1,498	1,224	3,748	2,320
Loan servicing income	38	268	149	186	95	306	170
Income from bank owned life insurance	690	672	691	629	591	1,362	1,169
Net gain on sale of securities available for sale	—	—	—	—	2,011	—	2,011
Fair value adjustment on loans held for sale	20	—	36	24	25	20	(1,561)
Net gain (loss) on sale of loans	—	—	—	272	—	—	(27)
All other income	1,432	1,683	4,146	1,345	1,582	3,115	3,507
Total noninterest income	4,170	4,381	6,975	3,954	5,528	8,551	7,589
Noninterest expense
Salaries and employee benefits	25,042	25,719	25,836	23,277	24,260	50,761	47,696
Naming rights termination	—	—	—	—	26,769	—	26,769
Occupancy and equipment	7,277	7,196	7,560	7,457	7,090	14,473	14,333
Professional fees	1,749	4,022	29	5,147	4,596	5,771	10,560
Data processing	1,621	1,655	1,608	1,657	1,536	3,276	3,309
Advertising	78	118	171	219	1,157	196	2,913
Regulatory assessments	769	774	748	784	725	1,543	1,209
(Reversal of) provision for loan repurchase reserves	(99)	(132)	28	(91)	(34)	(231)	(634)
Amortization of intangible assets	282	282	306	353	430	564	859
Merger-related costs	700	700	—	—	—	1,400	—
All other expense	3,969	2,771	3,337	3,021	6,408	6,740	10,937
Total noninterest expense before (gain) loss in alternative energy partnership investments	41,388	43,105	39,623	41,824	72,937	84,493	117,951
(Gain) loss in alternative energy partnership investments	(829)	3,630	(673)	(1,430)	(167)	2,801	1,738
Total noninterest expense	40,559	46,735	38,950	40,394	72,770	87,294	119,689
Income (loss) before income taxes	25,612	16,669	28,597	18,274	(23,753)	42,281	(32,511)
Income tax expense (benefit)	6,562	2,294	6,894	2,361	(5,304)	8,856	(7,469)
Net income (loss)	19,050	14,375	21,703	15,913	(18,449)	33,425	(25,042)
Preferred stock dividends	1,727	3,141	3,447	3,447	3,442	4,868	6,975
Income allocated to participating securities	—	62	456	281	—	122	—
Participating securities dividends	—	—	94	94	94	—	188
Impact of preferred stock redemption	—	3,347	—	7	(49)	3,347	(575)
Net income (loss) available to common stockholders	$17,323	$7,825	$17,706	$12,084	$(21,936)	$25,088	$(31,630)

Earnings (loss) per common share:
Basic	$0.34	$0.16	$0.35	$0.24	$(0.44)	$0.50	$(0.63)
Diluted	$0.34	$0.15	$0.35	$0.24	$(0.44)	$0.49	$(0.63)
Weighted average number of common shares outstanding
Basic	50,650,186	50,350,897	50,125,462	50,108,655	50,030,919	50,501,369	50,247,848
Diluted	50,892,202	50,750,522	50,335,271	50,190,933	50,030,919	50,810,285	50,247,848
Dividends declared per common share	$0.06	$0.06	$0.06	$0.06	$0.06	$0.12	$0.12

Banc of California, Inc.
Selected Financial Data
(Unaudited)

	Three Months Ended
	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020
Profitability and other ratios of consolidated operations
Return on average assets(1)	0.98%	0.74%	1.11%	0.82%	(0.96)%
Return on average equity(1)	9.38%	6.56%	9.67%	7.32%	(8.69)%
Return on average tangible common equity(2)	10.34%	4.77%	10.69%	7.68%	(13.83)%
Pre-tax pre-provision income (loss) ROAA(2)	1.20%	0.80%	1.52%	1.00%	(0.62)%
Adjusted pre-tax pre-provision income ROAA(1)(2)	1.13%	1.06%	1.25%	0.98%	0.83%
Dividend payout ratio(3)	17.65%	37.50%	17.14%	25.00%	(13.64)%
Average loan yield	4.30%	4.30%	4.58%	4.46%	4.48%
Average cost of interest-bearing deposits	0.32%	0.38%	0.47%	0.66%	0.93%
Average cost of total deposits	0.23%	0.28%	0.36%	0.51%	0.71%
Net interest spread	3.04%	2.95%	3.15%	2.84%	2.77%
Net interest margin(1)	3.27%	3.19%	3.38%	3.09%	3.09%
Noninterest income to total revenue(4)	6.51%	7.03%	10.18%	6.61%	9.09%
Noninterest income to average total assets(1)	0.21%	0.23%	0.36%	0.20%	0.29%
Noninterest expense to average total assets(1)	2.08%	2.41%	2.00%	2.09%	3.78%
Adjusted noninterest expense to average total assets(1)(2)	2.15%	2.15%	2.26%	2.10%	2.22%
Efficiency ratio(2)(5)	63.36%	75.02%	56.83%	67.54%	119.60%
Adjusted efficiency ratio(2)(5)	65.58%	66.91%	64.26%	68.31%	72.74%
Average loans held-for-investment to average deposits	92.74%	93.74%	95.65%	92.86%	98.51%
Average securities available-for-sale to average total assets	16.71%	15.73%	15.96%	15.49%	13.75%
Average stockholders’ equity to average total assets	10.41%	11.30%	11.49%	11.26%	11.04%

(1)Ratios are presented on an annualized basis.
(2)The ratios are determined by methods other than in accordance with U.S. generally accepted accounting principles (GAAP). See Non-GAAP measures section for reconciliation of the calculation.
(3)The ratio is calculated by dividing dividends declared per common share by basic earnings (loss) per common share.
(4)Total revenue is equal to the sum of net interest income before provision for (reversal of) credit losses and noninterest income.
(5)The ratios are calculated by dividing noninterest expense by the sum of net interest income before provision for credit losses and noninterest income.

Banc of California, Inc.
Average Balance, Average Yield Earned, and Average Cost Paid
(Dollars in thousands)
(Unaudited)

	Three Months Ended
	June 30, 2021			March 31, 2021			December 31, 2020
	Average		Yield	Average		Yield	Average		Yield
	Balance	Interest	/ Cost	Balance	Interest	/ Cost	Balance	Interest	/ Cost
Interest-earning assets
Loans held-for-sale	$1,987	$15	3.03%	$1,413	$7	2.01%	$1,564	$8	2.03%
SFR mortgage	1,277,552	11,410	3.58%	1,210,105	11,747	3.94%	1,224,865	12,955	4.21%
Commercial real estate, multifamily, and construction	2,313,483	27,222	4.72%	2,322,509	26,387	4.61%	2,507,950	30,371	4.82%
Commercial and industrial, SBA, and lease financing	2,154,512	22,978	4.28%	2,221,494	22,910	4.18%	1,978,684	21,984	4.42%
Other consumer	23,881	275	4.62%	28,520	294	4.18%	31,856	787	9.83%
Gross loans and leases	5,771,415	61,900	4.30%	5,784,041	61,345	4.30%	5,744,919	66,105	4.58%
Securities	1,308,230	6,986	2.14%	1,236,138	6,501	2.13%	1,239,295	6,636	2.13%
Other interest-earning assets	258,915	791	1.23%	336,443	772	0.93%	262,363	789	1.20%
Total interest-earning assets	7,338,560	69,677	3.81%	7,356,622	68,618	3.78%	7,246,577	73,530	4.04%
Allowance for loan losses	(79,103)			(81,111)			(83,745)
BOLI and noninterest-earning assets	567,549			585,441			602,165
Total assets	$7,827,006			$7,860,952			$7,764,997

Interest-bearing liabilities
Interest-bearing checking	$2,182,419	$679	0.12%	$2,140,314	$901	0.17%	$2,086,146	$1,131	0.22%
Savings	903,940	1,974	0.88%	928,446	2,013	0.88%	937,649	2,128	0.90%
Money market	734,165	270	0.15%	726,079	377	0.21%	671,949	414	0.25%
Certificates of deposit	633,101	620	0.39%	720,180	995	0.56%	860,131	1,763	0.82%
Total interest-bearing deposits	4,453,625	3,543	0.32%	4,515,019	4,286	0.38%	4,555,875	5,436	0.47%
FHLB advances	418,111	2,944	2.82%	446,618	3,112	2.83%	534,303	3,479	2.59%
Long-term debt and other interest-bearing liabilities	274,412	3,343	4.89%	260,488	3,304	5.14%	238,265	3,052	5.10%
Total interest-bearing liabilities	5,146,148	9,830	0.77%	5,222,125	10,702	0.83%	5,328,443	11,967	0.89%
Noninterest-bearing deposits	1,767,711			1,653,517			1,448,422
Noninterest-bearing liabilities	98,174			97,136			95,567
Total liabilities	7,012,033			6,972,778			6,872,432
Total stockholders’ equity	814,973			888,174			892,565
Total liabilities and stockholders’ equity	$7,827,006			$7,860,952			$7,764,997

Net interest income/spread		$59,847	3.04%		$57,916	2.95%		$61,563	3.15%
Net interest margin			3.27%			3.19%			3.38%

Ratio of interest-earning assets to interest-bearing liabilities	143%			141%			136%
Total deposits	$6,221,336	$3,543	0.23%	$6,168,536	$4,286	0.28%	$6,004,297	$5,436	0.36%
Total funding (1)	$6,913,859	$9,830	0.57%	$6,875,642	$10,702	0.63%	$6,776,865	$11,967	0.70%

(1)Total funding is the sum of interest-bearing liabilities and noninterest-bearing deposits. The cost of total funding is calculated as annualized total interest expense divided by average total funding.

	Three Months Ended
	September 30, 2020			June 30, 2020
	Average		Yield	Average		Yield
	Balance	Interest	/ Cost	Balance	Interest	/ Cost
Interest-earning assets
Loans held-for-sale	$19,544	$139	2.83%	$19,967	$155	3.12%
SFR mortgage	1,311,513	13,178	4.00%	1,416,358	14,187	4.03%
Commercial real estate, multifamily, and construction	2,493,408	29,666	4.73%	2,524,477	29,459	4.69%
Commercial and industrial, SBA, and lease financing	1,673,548	18,585	4.42%	1,706,120	19,392	4.57%
Other consumer	35,563	451	5.05%	40,697	449	4.44%
Gross loans and leases	5,533,576	62,019	4.46%	5,707,619	63,642	4.48%
Securities	1,190,765	6,766	2.26%	1,063,941	7,816	2.95%
Other interest-earning assets	457,558	881	0.77%	424,776	1,239	1.17%
Total interest-earning assets	7,181,899	69,666	3.86%	7,196,336	72,697	4.06%
Allowance for loan losses	(89,679)			(78,528)
BOLI and noninterest-earning assets	594,885			622,398
Total assets	$7,687,105			$7,740,206

Interest-bearing liabilities
Interest-bearing checking	$1,919,327	$1,660	0.34%	$1,710,038	$2,186	0.51%
Savings	948,898	2,353	0.99%	905,997	2,718	1.21%
Money market	681,421	645	0.38%	592,872	850	0.58%
Certificates of deposit	1,030,829	2,906	1.12%	1,214,939	4,451	1.47%
Total interest-bearing deposits	4,580,475	7,564	0.66%	4,423,846	10,205	0.93%
FHLB advances	608,169	3,860	2.52%	819,166	4,818	2.37%
Securities sold under repurchase agreements	1,309	2	0.61%	1,024	2	0.79%
Long-term debt and other interest-bearing liabilities	173,911	2,385	5.46%	173,977	2,357	5.45%
Total interest-bearing liabilities	5,363,864	13,811	1.02%	5,418,013	17,382	1.29%
Noninterest-bearing deposits	1,357,411			1,349,735
Noninterest-bearing liabilities	100,424			118,208
Total liabilities	6,821,699			6,885,956
Total stockholders’ equity	865,406			854,250
Total liabilities and stockholders’ equity	$7,687,105			$7,740,206

Net interest income/spread		$55,855	2.84%		$55,315	2.77%
Net interest margin			3.09%			3.09%

Ratio of interest-earning assets to interest-bearing liabilities	134%			133%
Total deposits	$5,937,886	$7,564	0.51%	$5,773,581	$10,205	0.71%
Total funding (1)	$6,721,275	$13,811	0.82%	$6,767,748	$17,382	1.03%

(1)Total funding is the sum of interest-bearing liabilities and noninterest-bearing deposits. The cost of total funding is calculated as annualized total interest expense divided by average total funding.

	Six Months Ended
	June 30, 2021			June 30, 2020
	Average		Yield	Average		Yield
	Balance	Interest	/ Cost	Balance	Interest	/ Cost
Interest-earning assets
Loans held-for-sale	$1,701	$21	2.49%	$21,120	$376	3.58%
SFR mortgage	1,244,015	23,157	3.75%	1,474,663	29,481	4.02%
Commercial real estate, multifamily, and construction	2,317,971	53,610	4.66%	2,544,480	59,682	4.72%
Commercial and industrial, SBA, and lease financing	2,187,818	45,888	4.23%	1,659,722	38,550	4.67%
Other consumer	26,188	569	4.38%	44,229	1,087	4.94%
Gross loans and leases	5,777,693	123,245	4.30%	5,744,214	129,176	4.52%
Securities	1,272,383	13,487	2.14%	1,008,454	15,636	3.12%
Other interest-earning assets	297,465	1,563	1.06%	361,110	2,599	1.45%
Total interest-earning assets	7,347,541	138,295	3.80%	7,113,778	147,411	4.17%
Allowance for credit losses	(80,102)			(69,499)
BOLI and noninterest-earning assets	576,446			607,296
Total assets	$7,843,885			$7,651,575

Interest-bearing liabilities
Interest-bearing checking	$2,161,483	$1,581	0.15%	$1,615,480	$5,915	0.74%
Savings	916,125	3,987	0.88%	898,414	6,013	1.35%
Money market	730,144	647	0.18%	600,899	2,610	0.87%
Certificates of deposit	676,400	1,614	0.48%	1,183,229	10,278	1.75%
Total interest-bearing deposits	4,484,152	7,829	0.35%	4,298,022	24,816	1.16%
FHLB advances	432,286	6,056	2.83%	929,110	10,701	2.32%
Securities sold under repurchase agreements	—	—	—%	512	2	0.79%
Long-term debt and other interest-bearing liabilities	267,488	6,647	5.01%	174,017	4,716	5.45%
Total interest-bearing liabilities	5,183,926	20,532	0.80%	5,401,661	40,235	1.50%
Noninterest-bearing deposits	1,710,930			1,241,521
Noninterest-bearing liabilities	97,658			123,244
Total liabilities	6,992,514			6,766,426
Total stockholders’ equity	851,371			885,149
Total liabilities and stockholders’ equity	$7,843,885			$7,651,575

Net interest income/spread		$117,763	3.00%		$107,176	2.67%
Net interest margin			3.23%			3.03%

Ratio of interest-earning assets to interest-bearing liabilities	142%			132%
Total deposits	$6,195,082	$7,829	0.25%	$5,539,543	$24,816	0.90%
Total funding (1)	$6,894,856	$20,532	0.60%	$6,643,182	$40,235	1.22%

(1)Total funding is the sum of interest-bearing liabilities and noninterest-bearing deposits. The cost of total funding is calculated as annualized total interest expense divided by average total funding.

Banc of California, Inc.
Consolidated Operations
Non-GAAP Measures
(Dollars in thousands, except per share data)
(Unaudited)

Under Item 10(e) of SEC Regulation S-K, public companies disclosing financial measures in filings with the SEC that are not calculated in accordance with GAAP must also disclose, along with each non-GAAP financial measure, certain additional information, including a presentation of the most directly comparable GAAP financial measure, a reconciliation of the non-GAAP financial measure to the most directly comparable GAAP financial measure, as well as a statement of the reasons why the company's management believes that presentation of the non-GAAP financial measure provides useful information to investors regarding the company's financial condition and results of operations and, to the extent material, a statement of the additional purposes, if any, for which the company's management uses the non-GAAP financial measure.
Tangible assets, tangible equity, tangible common equity, tangible equity to tangible assets, tangible common equity to tangible assets, tangible common equity per common share, return on average tangible common equity, adjusted noninterest income, adjusted noninterest expense, adjusted noninterest expense to average total assets, pre-tax pre-provision (PTPP) income (loss), adjusted PTPP income (loss), PTPP income (loss) ROAA, adjusted PTPP income (loss) ROAA, efficiency ratio, adjusted efficiency ratio, adjusted total revenue, adjusted net income, adjusted net income available to common stockholders, adjusted diluted earnings per share (EPS) and adjusted return on average assets (ROAA) constitute supplemental financial information determined by methods other than in accordance with GAAP. These non-GAAP measures are used by management in its analysis of the Company's performance.
Tangible assets and tangible equity are calculated by subtracting goodwill and other intangible assets from total assets and total equity. Tangible common equity is calculated by subtracting preferred stock from tangible equity. Return on average tangible common equity is computed by dividing net income (loss) available to common stockholders by average tangible common equity. Banking regulators also exclude goodwill and other intangible assets from stockholders' equity when assessing the capital adequacy of a financial institution.
PTPP income is calculated by adding net interest income and noninterest income (total revenue) and subtracting noninterest expense. Adjusted PTPP income is calculated by adding net interest income and adjusted noninterest income (adjusted total revenue) and subtracting adjusted noninterest expense. PTPP income ROAA is computed by dividing annualized PTPP income by average assets. Adjusted PTPP income ROAA is computed by dividing annualized adjusted PTPP income by average assets. Efficiency ratio is computed by dividing noninterest expense by total revenue. Adjusted efficiency ratio is computed by dividing adjusted noninterest expense by adjusted total revenue.
Adjusted net income (loss) is calculated by adjusting net income (loss) for tax-effected noninterest income and expense adjustments and the tax impact from the exercise of stock appreciation rights. Adjusted ROAA is computed by dividing annualized adjusted net income by average assets. Adjusted net income (loss) available to common shareholders is computed by removing the impact of preferred stock redemptions from adjusted net income (loss).
Management believes the presentation of these financial measures adjusting the impact of these items provides useful supplemental information that is essential to a proper understanding of the financial results and operating performance of the Company. This disclosure should not be viewed as a substitute for results determined in accordance with GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies.
The following tables provide reconciliations of the non-GAAP measures with financial measures defined by GAAP.

Banc of California, Inc.
Consolidated Operations
Non-GAAP Measures, Continued
(Dollars in thousands, except per share data)
(Unaudited)

	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020
Tangible common equity, and tangible common equity to tangible assets ratio
Total assets	$8,027,413	$7,933,459	$7,877,334	$7,738,106	$7,770,138
Less goodwill	(37,144)	(37,144)	(37,144)	(37,144)	(37,144)
Less other intangible assets	(2,069)	(2,351)	(2,633)	(2,939)	(3,292)
Tangible assets(1)	$7,988,200	$7,893,964	$7,837,557	$7,698,023	$7,729,702

Total stockholders' equity	$829,362	$804,693	$897,207	$874,254	$846,959
Less goodwill	(37,144)	(37,144)	(37,144)	(37,144)	(37,144)
Less other intangible assets	(2,069)	(2,351)	(2,633)	(2,939)	(3,292)
Tangible equity(1)	790,149	765,198	857,430	834,171	806,523
Less preferred stock	(94,956)	(94,956)	(184,878)	(184,878)	(185,037)
Tangible common equity(1)	$695,193	$670,242	$672,552	$649,293	$621,486

Total stockholders' equity to total assets	10.33%	10.14%	11.39%	11.30%	10.90%
Tangible equity to tangible assets(1)	9.89%	9.69%	10.94%	10.84%	10.43%
Tangible common equity to tangible assets(1)	8.70%	8.49%	8.58%	8.43%	8.04%

Common shares outstanding	50,313,228	50,150,447	49,767,489	49,760,543	49,750,958
Class B non-voting non-convertible common shares outstanding	477,321	477,321	477,321	477,321	477,321
Total common shares outstanding	50,790,549	50,627,768	50,244,810	50,237,864	50,228,279

Tangible common equity per common share(1)	$13.69	$13.24	$13.39	$12.92	$12.37
Book value per common share	$14.46	$14.02	$14.18	$13.72	$13.18
(1)Non-GAAP measure.

Banc of California, Inc.
Consolidated Operations
Non-GAAP Measures, Continued
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended
	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020
Return on tangible common equity
Average total stockholders' equity	$814,973	$888,174	$892,565	$865,406	$854,250
Less average preferred stock	(94,956)	(164,895)	(184,878)	(184,910)	(185,471)
Less average goodwill	(37,144)	(37,144)	(37,144)	(37,144)	(37,144)
Less average other intangible assets	(2,224)	(2,517)	(2,826)	(3,172)	(3,574)
Average tangible common equity(1)	$680,649	$683,618	$667,717	$640,180	$628,061

Net income (loss) available to common stockholders	17,323	7,825	17,706	12,084	(21,936)
Add amortization of intangible assets	282	282	306	353	430
Less tax effect on amortization of intangible assets	(59)	(59)	(64)	(74)	(90)
Net income (loss) available to common stockholders after adjustments for intangible assets(1)	$17,546	$8,048	$17,948	$12,363	$(21,596)

Return on average equity	9.38%	6.56%	9.67%	7.32%	(8.69)%
Return on average tangible common equity(1)	10.34%	4.77%	10.69%	7.68%	(13.83)%

Statutory Federal tax rate utilized for calculating tax effect on amortization of intangible assets	21.00%	21.00%	21.00%	21.00%	21.00%
(1)Non-GAAP measure.

Banc of California, Inc.
Consolidated Operations
Non-GAAP Measures, Continued
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended
	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020
Adjusted noninterest income and expense
Total noninterest income	$4,170	$4,381	$6,975	$3,954	$5,528
Noninterest income adjustments:
Net gain on securities available for sale	—	—	—	—	(2,011)
Net gain on sale of legacy SFR loans held for sale	—	—	—	(272)	—
Fair value adjustment on legacy SFR loans held for sale	(20)	—	(36)	(24)	(25)
Total noninterest income adjustments	(20)	—	(36)	(296)	(2,036)
Adjusted noninterest income(1)	$4,150	$4,381	$6,939	$3,658	$3,492

Total noninterest expense	$40,559	$46,735	$38,950	$40,394	$72,770
Noninterest expense adjustments:
Naming rights termination	—	—	—	—	(26,769)
Extinguishment of debt	—	—	—	—	(2,515)
Professional recoveries (fees)	1,284	(721)	4,398	(1,172)	(875)
Merger-related costs	(700)	(700)	—	—	—
Noninterest expense adjustments before gain (loss) in alternative energy partnership investments	584	(1,421)	4,398	(1,172)	(30,159)
Gain (loss) in alternative energy partnership investments	829	(3,630)	673	1,430	167
Total noninterest expense adjustments	1,413	(5,051)	5,071	258	(29,992)
Adjusted noninterest expense(1)	$41,972	$41,684	$44,021	$40,652	$42,778

Average assets	$7,827,006	$7,860,952	$7,764,997	$7,687,105	$7,740,206
Noninterest expense to average total assets	2.08%	2.41%	2.00%	2.09%	3.78%
Adjusted noninterest expense to average total assets(1)	2.15%	2.15%	2.26%	2.10%	2.22%
(1)Non-GAAP measure.

Banc of California, Inc.
Consolidated Operations
Non-GAAP Measures, Continued
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended
	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020
Adjusted pre-tax pre-provision income
Net interest income	$59,847	$57,916	$61,563	$55,855	$55,315
Noninterest income	4,170	4,381	6,975	3,954	5,528
Total revenue	64,017	62,297	68,538	59,809	60,843
Noninterest expense	40,559	46,735	38,950	40,394	72,770
Pre-tax pre-provision income (loss)(1)	$23,458	$15,562	$29,588	$19,415	$(11,927)

Total revenue	$64,017	$62,297	$68,538	$59,809	$60,843
Total noninterest income adjustments	(20)	—	(36)	(296)	(2,036)
Adjusted total revenue(1)	63,997	62,297	68,502	59,513	58,807

Noninterest expense	40,559	46,735	38,950	40,394	72,770
Total noninterest expense adjustments	1,413	(5,051)	5,071	258	(29,992)
Adjusted noninterest expense(1)	41,972	41,684	44,021	40,652	42,778
Adjusted pre-tax pre-provision income(1)	$22,025	$20,613	$24,481	$18,861	$16,029

Average assets	$7,827,006	$7,860,952	$7,764,997	$7,687,105	$7,740,206
Pre-tax pre-provision income (loss) ROAA(1)	1.20%	0.80%	1.52%	1.00%	(0.62)%
Adjusted pre-tax pre-provision income ROAA(1)	1.13%	1.06%	1.25%	0.98%	0.83%
Efficiency ratio(1)	63.36%	75.02%	56.83%	67.54%	119.60%
Adjusted efficiency ratio(1)	65.58%	66.91%	64.26%	68.31%	72.74%
(1)Non-GAAP measure.

Banc of California, Inc.
Consolidated Operations
Non-GAAP Measures, Continued
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended
	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020
Adjusted net income (loss)
Net income (loss)	$19,050	$14,375	$21,703	$15,913	$(18,449)
Adjustments, net:(1)
Noninterest income	15	—	27	222	1,527
Noninterest expense	(1,060)	3,788	(3,803)	(194)	22,494
Adjusted net income before tax adjustment	18,005	18,163	17,927	15,941	5,572
Tax adjustment: tax impact from exercise of stock appreciation rights	—	2,093	—	—	—
Adjusted net income(2)	$18,005	$16,070	$17,927	$15,941	$5,572

Average assets	$7,827,006	$7,860,952	$7,764,997	$7,687,105	$7,740,206
ROAA	0.98%	0.74%	1.11%	0.82%	(0.96)%
Adjusted ROAA(2)	0.92%	0.83%	0.92%	0.82%	0.29%

Adjusted net income available to common stockholders
Net income (loss) available to common stockholders	$17,323	$7,825	$17,706	$12,084	$(21,936)
Adjustments to net income (loss)(3)	(1,045)	1,695	(3,776)	28	24,021
Adjustments for impact of preferred stock redemption	—	3,347	—	7	(49)
Adjusted net income available to common stockholders(2)	$16,278	$12,867	$13,930	$12,119	$2,036

Average diluted common shares	50,892,202	50,750,522	50,335,271	50,190,933	50,030,919
Diluted EPS	$0.34	$0.15	$0.35	$0.24	$(0.44)
Adjusted diluted EPS(2)(4)	$0.32	$0.25	$0.28	$0.24	$0.04

(1)Adjustments shown net of an effective tax rate of 25%
(2)Non-GAAP measure.
(3)Represents the difference between net income (loss) and adjusted net income
(4)Represents adjusted net income available to common stockholders divided by average diluted common shares